SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)

NQ Mobile, Inc.

(Name of Issuer)

CLASS A COMMON SHARES

(Title of Class of Securities)

64118U108

(CUSIP Number)

12/31/13

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

CUSIP NO. 64118U108	13 G	Page 2 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA I, L.P. (“SCC I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3514012
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,042,457
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,042,457
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,042,457
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8% [1]
12	TYPE OF REPORTING PERSON PN

[1]	The percentage is based upon 255,067,961 shares of the Issuer’s Class A common shares outstanding as of December 31, 2013.

CUSIP NO. 64118U108	13 G	Page 3 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P. (“SCC PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4387549
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 809,211
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 809,211
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 809,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3% [1]
12	TYPE OF REPORTING PERSON PN

[1]	The percentage is based upon 255,067,961 shares of the Issuer’s Class A common shares outstanding as of December 31, 2013.

CUSIP NO. 64118U108	13 G	Page 4 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P. (“SCC PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4887879
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,089,994
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,089,994
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,089,994
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% [1]
12	TYPE OF REPORTING PERSON PN

[1]	The percentage is based upon 255,067,961 shares of the Issuer’s Class A common shares outstanding as of December 31, 2013.

CUSIP NO. 64118U108	13 G	Page 5 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA MANAGEMENT I, L.P. (“SCC MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3348112
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

8,941,662 shares of which 7,042,457 shares are directly held by SCC I, 809,211 shares are directly held by SCC PTRS I and 1,089,944 shares are directly held by SCC PRIN I. SCC MGMT I is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

8,941,662 shares of which 7,042,457 shares are directly held by SCC I, 809,211 shares are directly held by SCC PTRS I and 1,089,944 shares are directly held by SCC PRIN I. SCC MGMT I is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,941,662
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5% [1]
12	TYPE OF REPORTING PERSON PN

[1]	The percentage is based upon 255,067,961 shares of the Issuer’s Class A common shares outstanding as of December 31, 2013.

CUSIP NO. 64118U108	13 G	Page 6 of 12 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

8,941,662 shares of which 7,042,457 shares are directly held by SCC I, 809,211 shares are directly held by SCC PTRS I and 1,089,994 shares are directly held by SCC PRIN I. SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

8,941,662 shares of which 7,042,457 shares are directly held by SCC I, 809,211 shares are directly held by SCC PTRS I and 1,089,994 shares are directly held by SCC PRIN I. SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,941,662
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5% [1]
12	TYPE OF REPORTING PERSON OO

[1]	The percentage is based upon 255,067,961 shares of the Issuer’s Class A common shares outstanding as of December 31, 2013.

CUSIP NO. 64118U108	13 G	Page 7 of 12 Pages

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

8,941,662 shares of which 7,042,457 shares are directly held by SCC I, 809,211 shares are directly held by SCC PTRS I and 1,089,994 shares are directly held by SCC PRIN I. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

8,941,662 shares of which 7,042,457 shares are directly held by SCC I, 809,211 shares are directly held by SCC PTRS I and 1,089,994 shares are directly held by SCC PRIN I. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,941,662
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5% [1]
12	TYPE OF REPORTING PERSON OO

[1]	The percentage is based upon 255,067,961 shares of the Issuer’s Class A common shares outstanding as of December 31, 2013.

CUSIP NO. 64118U108	13 G	Page 8 of 12 Pages

1	NAME OF REPORTING PERSON NAN PENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

8,941,662 shares of which 7,042,457 shares are directly held by SCC I, 809,211 shares are directly held by SCC PTRS I and 1,089,994 shares are directly held by SCC PRIN I. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I. SCC HOLD is wholly owned by SNP, a company wholly owned by NS. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

8,941,662 shares of which 7,042,457 shares are directly held by SCC I, 809,211 shares are directly held by SCC PTRS I and 1,089,994 shares are directly held by SCC PRIN I. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I. SCC HOLD is wholly owned by SNP, a company wholly owned by NS. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,941,662
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5% [1]
12	TYPE OF REPORTING PERSON IN

[1]	The percentage is based upon 255,067,961 shares of the Issuer’s Class A common shares outstanding as of December 31, 2013.

CUSIP NO. 64118U108	13 G	Page 9 of 12 Pages

(a) Name of Issuer:	NQ Mobile, Inc.

(b) Address of Issuer’s Principal Executive Offices:
No. 4 Building
11 Heping Li East Street
Dongcheng District
Beijing, 100013
The People’s Republic of China

ITEM 2.

(a) Name of Persons Filing:
Sequoia Capital China I, L.P.
Sequoia Capital China Partners Fund I, L.P.
Sequoia Capital China Principals Fund I, L.P.
Sequoia Capital China Management I, L.P.
SC China Holding Limited
SNP China Enterprises Limited
Nan Peng Shen

SCC MGMT I is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I. SCC HOLD is the General Partner of SCC MGMT I. SNP is the Director of, and wholly owns, SCC HOLD. NS is the Director of, and wholly owns SNP.

(b) Address of Principal Business Office or, if none, Residence:
3000 Sand Hill Road, 4-250
Menlo Park, CA 94025

Citizenship:
SCC MGMT I, SCC I, SCC PTRS I, SCC PRIN I, SCC HOLD: Cayman Islands
SNP: British Virgin Islands
NS: Hong Kong SAR

(c) Title of Class of Securities:	Class A common shares

(d) CUSIP Number:	64118U108

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 64118U108	13 G	Page 10 of 12 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 64118U108	13 G	Page 11 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2014

Sequoia Capital China I, L.P.
Sequoia Capital China Partners Fund I, L.P.
Sequoia Capital China Principals Fund I, L.P.

By: Sequoia Capital China Management I, L.P.
General Partner of each

By: SC China Holding Limited its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Management I, L.P.

By: SC China Holding Limited its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SC China Holding Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen

SNP China Enterprises Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen
Nan Peng Shen

CUSIP NO. 64118U108	13 G	Page 12 of 12 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the Class A common shares of NQ Mobile, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 13, 2014

Sequoia Capital China I, L.P.
Sequoia Capital China Partners Fund I, L.P.
Sequoia Capital China Principals Fund I, L.P.

By: Sequoia Capital China Management I, L.P.
General Partner of each

By: SC China Holding Limited its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Management I, L.P.

By: SC China Holding Limited its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SC China Holding Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen

SNP China Enterprises Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen
Nan Peng Shen